EXHIBIT 11.0

              KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                 COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Three months ended
                                                               March 31,
                                                        ---------------------
                                                          1999         1998
                                                        -------       -------
                                                        (in thousands, except
                                                          per share amounts)
Net earnings                                            $ 4,001       $ 5,040
                                                         ======        ======

Basic earnings per share:
Weighted average number of common shares outstanding     20,341        24,051
                                                         ======        ======

  Basic earnings per share                              $   .20       $   .21
                                                         ======        ======

Diluted earnings per share:
Weighted average number of common shares outstanding     20,341        24,051
Dilutive shares applicable to stock options                 106           296
                                                         ------        ------

  Shares applicable to diluted earnings                  20,447        24,347
                                                         ======        ======

  Diluted earnings per share                            $   .20       $   .21
                                                         ======        ======
